Exhibit 10.11.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment (the “Second Amendment”) to the Employment Agreement (the “Agreement”), dated as of April 17, 2006, as amended as of September 21, 2007, and by an amendment dated September 26, 2008, by and between Cardinal Health, Inc. (the “Company”) and R. Kerry Clark (the “Executive”), is made and entered into as of the 4th day of August, 2009, by and between the Company and Executive.

1. Section 5(a)(viii) of the Agreement is hereby amended to add the following proviso at the end thereof:

and provided further, however, that if an individual insurance policy providing such coverage is not available at a reasonable commercial cost (not exceeding 150% of the cost of coverage of the Company’s medical and dental benefits for active employees), and if such coverage is not otherwise provided to the Executive by the Company on a nontaxable basis, the Welfare Benefits may, at the option of the Company, instead be provided on a basis under which the costs and premiums thereof are included in the Executive’s income for federal income tax purposes and, in that event, the Executive shall be entitled to receive one or more additional annual payments (each a “Tax Reimbursement”) in an amount such that, after payment by the Executive of all taxes due for each calendar year during which the Welfare Benefits are provided, including, without limitation, any income taxes imposed upon each Tax Reimbursement, the Executive retains an amount of each Tax Reimbursement equal to all taxes due on the cost of the Welfare Benefits for the applicable calendar year. The Tax Reimbursement due for each calendar year for which an amount is included in the Executive’s taxable income as a result of the Welfare Benefits shall be paid to the Executive no later than 60 days after the end of the calendar year for which such income amount is reported on a form W-2 to the Executive; provided, however, that the payment due for each calendar year shall in all events be made no later than the end of the Executive’s taxable year next following the taxable year in which the Executive remits the income tax due on the Welfare Benefits for such calendar year; and

2. Except as expressly amended by this Amendment, all terms and conditions of the Agreement remain in full force and effect and are unmodified hereby.

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment as of the day and year set forth above.

EXECUTIVE

/s/ R. Kerry Clark
R. Kerry Clark

CARDINAL HEALTH, INC.

By:	/s/ Gregory B. Kenny
Name:	Gregory B. Kenny
Title:	Chairman, Human Resources and Compensation Committee